Exhibit 99.1

The #1 Airborne Healthcare Company

       Air Methods Reports 2Q2011 Results and 3Q2011 Update
      Second Quarter Fully-Diluted EPS of $0.79 In-Line with Previously Announced Expectation

DENVER, CO., August 4, 2011 -- Air Methods Corporation (Nasdaq: AIRM), the largest air medical transportation company in the world, reported financial results for the second quarter ended June 30, 2011 and provided an update on July 2011 community-based patient transports.  For the quarter, revenue increased 8% from $139.2 million to $150.2 million in the current-year quarter.  For the six-month period, revenue increased 9% to $282.1 million, compared with $257.7 million in the prior-year six-month period.

For the quarter, net income decreased 21% to $10.1 million, or $0.79 per diluted share, as compared with prior-year second quarter net income of $12.8 million, or $1.02 per diluted share.  Net income for the six-month period increased 25% to $16.1 million, or $1.26 per diluted share, compared to $12.9 million, or $1.03 per diluted share, for the prior-year six-month period.  As previously disclosed, the current-year second quarter results include a pre-tax, non-cash loss of approximately $0.8 million, compared with a loss of $0.1 million in the prior-year quarter, associated with the mark to market of a fuel derivative.  In addition, the current-year quarter includes $0.3 million in transaction costs associated with the recently completed acquisition of OF Air Holdings and its subsidiaries (together, Omniflight).  The current-year quarter also includes a pre-tax loss on disposition of assets of $0.3 million, compared with a pre-tax gain of $0.1 million in the prior-year quarter.  The remaining decrease in quarterly earnings, as compared with the prior-year period, was attributed to lower than anticipated community-based patient transports attributed to higher weather cancellations, and to higher maintenance expenditures.

For the second quarter, community-based revenue increased 9% to $94.1 million compared to $86.6 million in the prior year, while segment net income decreased 4% to $19.7 million from $20.4 million.  Total community-based patient transports decreased by 2% to 10,309, as compared with 10,507 in the prior-year quarter.  Community-based patient transports for bases open greater than one year (Same-Base Transports) decreased 6%, or 659 patient transports, as compared with the prior-year quarter.  Weather cancellations for these same base locations increased by 343 compared with the prior-year quarter.  Net revenue per community-based transport was $9,008 for the current-year quarter, compared with $8,181 in the prior-year quarter, a 10% increase.  Hospital-based revenue decreased by 1% to $48.6 million compared to $49.1 million in the prior-year period, while segment net income decreased 61% to $2.0 million from $5.1 million.  External revenue within the Products Division increased $4.0 million, or 112%, compared with the prior-year quarter, while external segment net income increased by 154% to $1.2 million in the current-year quarter. Consolidated maintenance expense increased by $5.5 million or 30%, as compared with the prior-year quarter, despite a 1% decrease in flight volume.  This increase was partially attributed to a $1.2 million increase in aircraft blade replacement costs and lower than average maintenance expenditures experienced in the prior-year quarter.

The Company also provided a preliminary update on July 2011 flight volume.  Total community-based transports were 3,856 during July 2011 compared with 3,646 in July 2010, a 6% increase.  Same-Base Transports during the month of July decreased by 14 transports as compared with July 2010, while weather cancellations decreased by 209 as compared with the prior-year month for these same bases.

Aaron Todd, CEO, stated, “We are pleased to have experienced a return to more moderate weather during the month of July.  We are also encouraged that we have been able to achieve healthy growth in net revenue per community-based transport, despite some minor deterioration in payer mix over the past year.  We look forward to the anticipated benefit associated with our recently completed acquisition of Omniflight over future periods.  We have engaged our plan of integration and expect to fully execute this plan over the next six months.  Our financial projections associated with the acquisition continue to be in-line with previously-disclosed expectations.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 86788278, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; the ability of the Company to successfully integrate Omniflight, the timing of the Omniflight integration and the financial benefits associated with the acquisition of Omniflight; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$43,197	60,710
Trade receivables, net	142,011	132,329
Other current assets	62,919	45,034

Total current assets	248,127	238,073

Net property and equipment	212,274	200,875
Other assets, net	36,467	35,731

Total assets	$496,868	474,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$11,837	-
Current portion of indebtedness	34,431	15,835
Accounts payable, accrued expenses and other	57,398	58,217

Total current liabilities	103,666	74,052

Long-term indebtedness	53,493	81,305
Other non-current liabilities	73,827	73,566

Total liabilities	230,986	228,923

Total stockholders' equity	265,882	245,756

Total liabilities and stockholders' equity	$496,868	474,679

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Revenue:
Flight operations	$140,892	134,326	265,413	247,605
Product operations	7,541	3,558	13,342	7,463
Other	1,729	1,290	3,312	2,616
Total revenue	150,162	139,174	282,067	257,684

Expenses:
Operating expenses	106,216	93,472	202,443	188,892
Loss (gain) on disposition of assets, net	335	(81)	(26)	(110)
General and administrative	18,700	17,021	37,007	32,956
Depreciation and amortization	7,058	6,138	13,767	11,733
	132,309	116,550	253,191	233,471

Operating income	17,853	22,624	28,876	24,213

Interest expense	(1,291)	(1,626)	(2,619)	(3,087)
Other, net	73	50	253	88

Income before income taxes	16,635	21,048	26,510	21,214

Income tax expense	(6,552)	(8,288)	(10,441)	(8,351)

Net income	$10,083	12,760	16,069	12,863

Income per common share:
Basic	$0.80	1.02	1.27	1.03
Diluted	$0.79	1.02	1.26	1.03

Weighted average common shares outstanding - basic	12,658,641	12,465,266	12,633,222	12,462,444
Weighted average common shares outstanding - diluted	12,812,765	12,548,482	12,788,094	12,541,528